                                                                  EXHIBIT 99.1

99.1 Press Release


AMERICAN RESTAURANT GROUP, INC. ANNOUNCES EXCHANGE OFFER AND SENIOR SECURED NOTES OFFERING

Los Altos, CA - October 1, 2001 -

American Restaurant Group, Inc. (the "Company") today commenced an exchange offer for all of its outstanding 11 1/2% Series B Senior Secured Notes due 2003 (the "Notes") that are held by qualified institutional buyers, as defined under the Securities Act of 1933, as amended ("Holders"). The total consideration for each $1,000 principal amount of Notes exchanged pursuant to the offer shall be $1,063.16 principal amount of the Company's 11 1/2% Series C Senior Secured Notes due 2006 (the "New Notes"), rounded to the nearest incremental $1,000. In addition, each Holder will receive a payment in cash of accrued and unpaid interest, if any, up to, but not including, the date of exchange. The principal purpose of this exchange offer is to effectively retire the Notes in order to extend the maturity of the Company's long-term debt. The exchange offer will expire at 12:00 midnight, New York City time on Tuesday, October 30, 2001, unless the offer is extended or earlier terminated. This exchange offer is being conditioned upon, among other things, (i) successfully obtaining financing to complete the exchange offer and certain related transactions, (ii) successfully obtaining the requisite consent from Holders of the Notes to certain amendments to the Indenture governing the Notes, (iii) there being validly tendered at least 75% in aggregate principal amount of the Notes outstanding, and (iv) successfully obtaining the consent of the holders of a majority of the Company's Series B Preferred Stock to certain amendments to such stock. The Company reserves the right, at its sole discretion, to waive any and all conditions to the offer on or prior to October 30, 2001.

For more information about the exchange offer only, please contact:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005
Phone: 212-493-6926
Fax: 212-809-8839

In addition, the Company is offering $30,000,000 aggregate principal amount of New Notes in a private offering to qualified institutional buyers. The Company plans to apply the net proceeds from the sale of the additional New Notes to refinance its existing indebtedness, to pay the accrued and unpaid interest with respect to the Notes, and for general corporate purposes. New Notes offered in the private placement and the exchange offer will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only. It does not constitute a tender offer statement or an offering of the New Notes under the rules and regulations of the SEC. The Holders should carefully review the exchange offer statement and other exchange offer documents that are being sent to the Holders today, prior to making any decisions with respect to the exchange offer described above, as those documents contain important information.

This press release may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company's expectations because of changes in operating performance, project schedules, and other technical and economic factors.